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            [CADWALADER, WICKERSHAM & TAFT LETTERHEAD]


                                  June 7, 1999




Northwest Airlines Corporation
Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, MN  55121

              Re: Pass-Through Certificates
                  ("Certificates")
                  -------------------------
Gentlemen:

         We have acted as your special counsel in connection with the Registration Statement filed on May 25, 1999 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

         In rendering the opinion set forth below, we have examined and relied upon the following: (1) the Registration Statement, the prospectus constituting a part thereof covering the Certificates (the "Pass-Through Trust Prospectus"), as filed with the Commission; (2) the pass-through trust agreement filed as an exhibit to the Registration Statement; and (3) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinion set forth below.

         As special counsel to Northwest Airlines Corporation ("NAC") and Northwest Airlines, Inc. ("NAI"), we have advised NAC and NAI with respect to certain federal income tax aspects of the proposed issuance of the Certificates. Such advice has formed the basis for the description of material federal income tax consequences for holders of the Certificates that appears under the heading "United States Federal Income Tax Consequences" in the Pass-Through Trust Prospectus. Such description represents the opinion of the undersigned as to the matters discussed therein, and such discussion is incorporated herein by reference.

         This opinion is based on facts and circumstances set forth in the Pass-Through Trust Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, changes in the terms of

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Northwest Airlines Corporation         -2-                          June 7, 1999
Northwest Airlines, Inc.



the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Certificates with numerous different characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates. The opinion contained in each Prospectus Supplement and Prospectus prepared pursuant to the Registration Statement is, accordingly, deemed to be incorporated herein.

                  We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the headings "United States Federal Income Tax Consequences" and "Legal Opinions" in the Pass-Through Trust Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement and Legal Opinions under the provisions of the Act.


                                          Very truly yours,

                                          /s/ Cadwalader, Wickersham & Taft

                                          Cadwalader, Wickersham & Taft